Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Teekay LNG Partners L.P. for the registration of a maximum aggregate offering of $100,000,000 of its common units and to the incorporation by reference therein of our report dated April 1, 2011, with respect to the consolidated results of operations, cash flows and changes in total equity of Teekay LNG Partners L.P. and subsidiaries for the year ended December 31, 2010, included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
May 6, 2013	Chartered Accountants